ASSET AND STOCK PURCHASE AGREEMENT

January 19, 2006

THIS ASSET and STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 19, 2007, by and among:

1)	BLIVE NETWORKS INC, 51 Bayview Drive, Point Roberts, WA 98281, USA, a Delaware corporation (“BLive” or “Seller”);

2)	FORTE FINANCE LIMITED, 192 Old Bakery Road, Valleta, Malta VLT 08, (“Forte”);

3)	PETROLEUM CORPORATION OF CANADA LIMITED, an Alberta corporation (“Petroleum Corp.”); and

4)	TRIBEWORKS, INC., 2001 152nd Avenue NE, Redmond, WA 98052, USA, a Delaware corporation (“Tribeworks” or the “Purchaser”).

WITNESSETH

WHEREAS, the shareholders listed on Exhibit J own all of the issued shares in BLive; and

WHEREAS, BLive in turn owns 49 shares in INFOBUILD NETWORKS (CANADA) INC (“Infobuild”) and John Byrne (“Byrne”) owns 51 shares in INFOBUILD NETWORKS (CANADA) INC (“Byrne Infobuild Shares”) and these 100 shares comprise all of the issued and outstanding capital stock of Infobuild; and

WHEREAS, BLive owns all of the assets recorded in the attached balance sheet of BLive (Schedule A) including the 49 shares in Infobuild, an advance to Infobuild (“Infobuild Advance”) and various computers, equipment and software more particularly detailed in the asset register headed Book Asset Detail (Schedule B) as well as various in-house developed software, computer hardware, source data, computer files, registered and unregistered patents, copyrights, trade names (including the name BLive Networks), trademarks, proprietary information, trade secrets, material and manufacturing specifications, patent licenses and all other intellectual property (collectively the “BLive Intellectual Property”). All of these assets described above and all of the other assets, tangible or intangible, except for the Excluded Assets, of BLive including but not limited to the Infobuild Advance and BLive Intellectual Property, all rights, title and interest under the BLive customer contracts, all customer lists of BLive, all rights to prepayments and accounts receivable of BLive, and all bank accounts of BLive, and licensed software are defined hereafter as the “BLive Assets”;

WHEREAS, BLive desires to sell and transfer to Purchaser, and Purchaser desires to purchase and receive from BLive, the BLive Assets, for the consideration and upon the terms and subject to the conditions set forth in this Agreement;

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

WHEREAS, BLive desires to assign to Petroleum Corp. the consideration from Purchaser for the sale of its Assets pursuant to the Agreement in exchange for good and valuable consideration;

WHEREAS, Byrne desires to grant an option to the Purchaser, and Purchaser desires to enter into an option agreement for the consideration and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Purchaser to enter into this Agreement, each Transferred Employee (as defined in Section 3.6) has agreed to employment with Purchaser pursuant to a Transferred Employee Offer Letter (as defined below), the effectiveness of which is contingent on and subject to the Closing (as defined in Section 3.1), in a form satisfactory to Purchaser, attached hereto as Exhibit A (the “Transferred Employee Offer Letter”) and the appropriate attachments related thereto.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, it is agreed as follows:

ARTICLE 1.

PURCHASE AND SALE OF THE BLIVE ASSETS

1.1.  Purchase and Sale of BLive Assets. In consideration of the issuance by Purchaser to Petroleum Corp. of one million shares of Purchaser’s common stock, par value $0.004 per share (“PP Shares”) (the “Purchase Price”) to be issued at the Closing, and subject to the terms and conditions set out below, BLive agrees to sell to the Purchaser, and the Purchaser agrees to purchase from BLive the BLive Assets. Purchaser is assuming none of the liabilities associated with BLive except for the Assumed Liabilities. Seller will execute and deliver to Purchaser a “Bill of Sale” conveying the BLive Assets to Purchasers, in the form attached hereto as Exhibit B.

1.2.  The Excluded Assets shall be:

1.2.1.  cash in BLive bank accounts up to a maximum of $5,000 (USD)

1.2.2.  all minute books, stock records and corporate seals;

1.2.3.  all insurance policies and the rights thereunder;

1.2.4.  all personnel records and other records that Seller is requires by law to retain in its possession;

1.2.5.  all rights of Seller under this Agreement.

1.3.  The Assumed Liabilities shall be:

1.3.1.  Any liability arising out of the collection of any account receivable, including any counterclaim;

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

1.3.2.  Any liability arising after the effective time of the Closing;

1.4.  Restriction of Tribeworks Shares. The PP Shares:

1.4.1.  will be restricted securities within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act") ("Rule 144") and will have a minimum restriction against resale of 12 months from the date of issuance (“Restricted Period”) endorsed on them,

1.4.2.  the offer and sale of the shares will not be registered under the Securities Act or any applicable state laws,

1.4.3.  Tribeworks will have no obligation, and makes no commitment to Petroleum Corp., to register the resale of any of the PP Shares in order to permit them to be publicly resold, except as provided in the registration rights agreement substantially in the form attached hereto as Exhibit C, and

1.4.4.  the exemption from the registration requirements of the Securities Act under Rule 144 will not be available unless the terms and conditions of Rule 144 have been complied with,

1.4.5.  At the end of the Restricted Period Petroleum Corp. may transfer or offer to transfer its PP Shares 30 days after it notifies Tribeworks of its intention to do so if (a) Petroleum Corp. provides or Tribeworks obtains an opinion of counsel reasonably satisfactory to Tribeworks that no registration (or perfection of any exemption) is required with respect to such transfer or offer to transfer or (b) an appropriate registration statement with respect to the PP Shares has been filed by Tribeworks with the United States Securities and Exchange Commission and any applicable state securities authority and declared effective by such Commission and authorities. At the end of the Restricted Period, Petroleum Corp. will be able to transfer its PP Shares only in accordance with applicable Federal and State securities laws.

1.4.6.  Petroleum Corp. may not transfer the PP Shares during the Restricted Period.

1.5.  Escrow. Three hundred thousand (300,000) PP Shares will be issued and held in escrow for the benefit of Petroleum Corp. and Purchaser by a party to be mutually agreed upon by Petroleum Corp. and the Purchaser. 300,000 PP Shares will be released as set forth below, pursuant to an “Escrow Agreement”, in substantially the same form attached as Exhibit D, between Petroleum Corp, Purchaser and an escrow agent to be agreed upon by the parties. 300,000 PP Shares shall be held in escrow until the earlier of: (a) one year from the date of Closing or (b) (i) the receipt of SR&ED tax refunds owed to Infobuild for calendar year 2005 (the “2005 SR&ED Tax Refunds”) in the amount of Canadian dollars one hundred and twenty one thousand (121,000); (ii) the filing of SR&ED tax refunds owed to Infobuild for the year 2006 (the “2006 SR&ED Tax Refunds”) by Seller with Canada Revenue using the same procedures, methods of calculation and filing as for prior years such that the amount of 2006 SR&ED Tax Refunds will be at least Canadian dollars eighty nine thousand (89,000) for the year ending December 31, 2006; and (iii) confirmation from Seller that no additional third party debt exists that the Purchaser would have to assume. To the extent that the 2005 SR&ED Tax Refunds or any other form of refund from Canada Revenue does not equal or exceed Canadian dollars one hundred and twenty one thousand (121,000), then the number of PP Shares shall be reduced and cancelled by the number equal to the amount of Canadian dollars that the amount received falls short of Canadian dollars one hundred and twenty one thousand (121,000). Other than this Escrow provision, Seller offers no warranty whatsoever regarding the 2005 SR&ED Tax Refunds and 2006 SR&ED Tax Refunds. In the event the 2005 SR&ED Tax Refunds are delayed by Canada Revenue, the time period in this Section 1.5 shall be extended until the refunds are paid or Canada Revenue denies payment.

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

ARTICLE 2.

PURCHASE OF TRIBEWORKS SHARES

2.1.  Purchase of Tribeworks Inc. Shares. Contemporaneously with Closing and as a condition of Closing, Petroleum Corp. will subscribe for one hundred thousand (100,000) Tribeworks shares at a price of United States one dollar (US$1.00) per share (“Article 2 Shares”) using the Subscription Agreement, attached as Exhibit G, and also completing the registration rights agreement substantially in the form attached hereto as Exhibit C. These shares will be restricted securities within the meaning of Rule 144 and will have also have a minimum restriction on transfer of at least 12 months (“Restricted Period”) endorsed on them and be subject to the same terms and conditions as in Section 1.2. Contemporaneously with Closing and as a condition of Closing, Petroleum Corp. shall deliver the purchase price of $100,000 to Tribeworks in connection with the sale of Article 2 Shares.

2.2.  Entitlement to Warrants. The subscription for these Tribeworks shares will also entitle Petroleum Corp. to a warrant to purchase up to an additional 300,000 Tribeworks shares at $1.25 per share, by completing the form attached hereto as Exhibit H (the “Warrant”), subscribed for on the terms set out in the “Warrant Subscription Agreement” in Exhibit L. Upon exercise of the Warrant, the Subscriber agrees to become a shareholder of the Company and to be bound by the terms of this Warrant Subscription Agreement. As consideration for the Warrant, the Subscriber hereby irrevocably tenders to the Company a cashier’s check (or personal check if so authorized by the Company) or wire transfer in the amount of $10.00 and other good and valuable consideration (the “Warrant Purchase Price”). The Warrant shall have a term of two (2) years. The Warrant and any shares resulting therefrom will also be restricted securities within the meaning of Rule 144 and will have also be subject to the Restricted Period and be subject to the same terms and conditions as in Section 1.2.

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

ARTICLE 3.

CLOSING

3.1.  Closing. The closing of the purchase and sale of the BLive Assets (the “Closing”) shall be held via overnight courier or in person, as agreed by the parties, and shall be effective as of the date hereof (the “Closing Date”).

3.2.  Delivery by Seller. At the Closing, the Seller shall cause to be delivered to Purchaser the following documents and instruments (the “Seller Documents”), all of which are dated on or effective as of the Closing Date:

3.2.1.  all documents of title that including share certificate or certificates representing and evidencing the 49 shares in Infobuild duly endorsed in blank by an officer of BLive together with any other transfer documents to perfect the transfer of the BLive Assets to the Purchaser;

3.2.2.  a certified resolution of the board of directors of BLive authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

3.2.3.  written acknowledgement of BLive’s bankers that they will redirect and credit all credit card receipts and sales revenue to the bank account of to be directed by the Purchaser.

3.2.4.  the password for all of BLive’s computers system, data centers, websites and any other storage devices such that the Purchaser can gain full and complete access to all of the BLive Intellectual Property;

3.2.5.  the minute book of Infobuild containing: (a) Infobuild’s Articles of Incorporation, (b) Infobuild’s Bylaws, (c) all corporate minutes and resolutions of Infobuild, and (d) Infobuild’s corporate seal;

3.2.6.  the financial records of Infobuild;

3.2.7.  the Bill of Sale conveying the BLive Assets to Purchaser;

3.2.8.  the Assignment of Trademarks attached as Exhibit K;

3.2.9.  the Assignment of Patent Licenses attached as Exhibit L;

3.2.10.  the Option Agreement; and

3.2.11.  an “Officer’s Certificate”, substantially in the form of Exhibit E to this Agreement, executed by a senior officer of BLive on behalf of BLive, which will include certification as to the representations and warranties made in this Agreement and a certification that the transaction has been approved by the shareholders of BLive and the board of directors of BLive.

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

3.3.  Delivery by Purchasers. At the Closing, Purchaser will deliver to the Seller a certified resolution of the Purchaser authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby. Purchaser will deliver 300,000 of PP Shares to an escrow agent to be determined by the parties (the “Escrow Agent”) at Closing. Purchaser shall deliver the balance of the PP Shares, the Article 2 shares and the Warrants to Petroleum Corp. at Closing. Purchaser shall deliver to Seller signed Employment Agreements with the Transferred Employees.

3.4.  Closing Costs. After the Closing, Purchaser shall pay all documentary transfer taxes or fees, if any, associated with the purchase and sale of the 49 Infobuild shares from BLive. All other closing costs shall be allocated equally between Seller and Purchaser; provided, however, that each party shall be responsible for the payment of the fees and expenses of their respective legal counsel involved in this transaction.

3.5.  BLive Bank Accounts. At Closing, BLive shall assign control and all of its rights and interests in the bank accounts set forth on Schedule 4.5 to Purchaser.

3.6.  Employee Matters. Purchaser will make an offer of employment to each of the employees and/or consultants of BLive and Infobuild listed on Exhibit I to become an employee of Purchaser or a subsidiary thereof.

3.6.1 All employees of BLive and Infobuild as of the Closing Date who are not listed on Exhibit I, as updated as of the Closing Date, are referred to herein as “Non-Transferred Employees.” The employees listed on Exhibit I (which may be updated until the Closing Date by Purchaser) are referred to herein as the “Transferred Employees.” Each Transferred Employee has agreed to employment with Purchaser pursuant to a Transferred Employee Offer Letter, the effectiveness of which is contingent on and subject to the Closing. Each employee to whom an offer of employment is made by Purchaser or a subsidiary thereof and who accepts such offer shall become an employee of Purchaser or such subsidiary on the first business day following the Closing.

3.6.2. As of or prior to the Closing Date, any and all agreements, or arrangements providing for Change of Control (as defined in the applicable plan) payments to any Transferred Employee (other than such agreements or arrangements respecting the vesting of restricted stock, options or the termination of options held by such Transferred Employees, payments made with respect to termination of options or payments of the exercise price of any such options pursuant to agreements in effect on the date hereof) will be terminated and neither BLive nor Infobuild will be obligated to make any such payments to any Transferred Employee in connection with the transactions contemplated herein.

3.6.3 Contemporaneously with the Closing or at the next regular payroll date, BLive and Infobuild shall: (a) pay to each Transferred Employee all amounts such employee would have received from BLive or Infobuild under an incentive or performance bonus plan; (b) pay each Transferred Employee for such employee’s unused vacation time accrued but unpaid as of the Closing Date; and (c) pay each Transferred Employee all wages accrued but unpaid as of the Closing Date (collectively, the “Transferred Employee Final Payments”).

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

3.6.4 This Section 3.6 is an agreement solely between the Purchasers, BLive and Infobuild. Nothing in this Section 3.6, whether express or implied, shall be considered to be a contract between the Purchasers, BLive or Infobuild and any other person, or shall confer upon any employee of BLive or Infobuild, any employee of Purchaser, any Transferred Employee or any other person, any rights or remedies that such person did not already have, including, (a) any right to employment or recall, (b) any right to continued employment of any specified person, or (c) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever.

3.7. Shareholder and Board of Director Approval. At Closing, the transaction contemplated hereby shall have been approved by the requisite vote under applicable laws and the certificate of incorporation and bylaws of BLive, by the stockholders of BLive (the “Stockholder Approval”) and the transactions contemplated hereby have been duly authorized by the board of directors of BLive.

ARTICLE 4.

SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller, and Petroleum Corp. and Forte where specifically stated, make the following representations and warranties to the Purchaser, which representations and warranties are true and correct as of the Closing Date:

4.1.  Authority. The execution of this Agreement by the Seller and the performance of the transactions contemplated hereby have been duly authorized by the board of directors of BLive.

4.2.  Capital Stock of Infobuild. The authorized capital stock of Infobuild consists solely of 50,000 authorized shares of Infobuild stock, of which 100 shares are currently issued and outstanding. All of the outstanding shares of Infobuild stock are validly issued, fully paid and nonassessable. There are no outstanding options, warrants, calls, commitments or subscriptions relating to Infobuild’s authorized and unissued capital stock. Without Purchaser’s consent, Infobuild will not issue additional shares of its stock prior to the expiration of the Option.

4.3.  Ownership of Shares. BLive is the owner of forty-nine (49) of the outstanding shares of Infobuild stock, which equals 49% of the issued and outstanding Infobuild stock and that Byrne owns the other fifty-one (51) outstanding shares of Infobuild stock, which equal 51% of the issued and outstanding Infobuild stock.

4.4.  Bank Account. That Infobuild only has one bank account with the Royal Bank of Canada, White Rock Branch, the account number which is set forth on Schedule 5.4, and that this bank account will have a positive cash balance.

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

4.5.  Review of Infobuild Operations. BLive has provided the financial statements of BLive and Infobuild attached hereto as Schedules 5.5(a) and 5.5(b), which set out the financial position of BLive and Infobuild as of the dates indicated thereon. These financial statements and the documents sent to Purchaser by the Seller by various emails and faxes (along with an interview of staff which was summarized in all material respects back to the Seller in an email of January 2, 2007 from Mike Murphy to Stephen Fowler) are a materially accurate reflection of the BLive Assets and financial position, Assets, and operations of BLive and Infobuild. There have not been any material adverse changes to the financial condition of BLive or Infobuild from the date that Schedules 5.5(a) and 5.5(b) were provided until Closing.

4.6.  Ownership of Assets. BLive has good and marketable title to all of the BLive Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the BLive Assets, free and clear of any liens. The execution and delivery of the Seller Documents by the Seller at the Closing will convey to and vest in Purchaser good and marketable title to the owned BLive Assets, free and clear of any liens. The BLive Assets, including any BLive Assets held under leases or licenses are transferred AS IS without warranty as to condition. Neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the BLive Assets to Purchaser, will conflict with or result in the breach of any term or provision of, require consent or violate or constitute a default under (or an event that with notice or lapse of time or both would constitute a breach or default), and contract of Seller which would have a materially adverse impact on Seller or result in the creation of any lien on the BLive Assets.

4.7.  Intellectual Property Rights. To the best of Seller’s knowledge, Seller has the right to use all BLive Intellectual Property used by Seller or necessary in connection with the operation of the business of BLive without infringing on or otherwise acting adversely to the rights or claimed rights of any person, and Seller is not obligated to pay any royalty or other consideration to any person in connection with the use of any such BLive Intellectual Property. To the knowledge of Seller, no other person is infringing the rights of any Seller in any of its BLive Intellectual Property.

4.8.  Litigation. There are currently no pending or, to the knowledge of Seller, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations or inquiries (including, without limitation, grand jury subpoenas) (collectively, “Litigation”) by any individual, corporation, partnership, governmental body or other entity (collectively, a “Person”) against Seller or Infobuild that would result in a material adverse effect. Seller is not subject to or bound by any currently existing judgment, order, writ, injunction or decree that relates in any way to the BLive Assets.

4.9.  Taxes. To the best of Seller’s knowledge, all federal, state, local and other tax returns, notices and reports (including income, property, sales, use, franchise, withholding, single business, social security and unemployment tax returns) required to be filed by Seller have been accurately prepared and duly and timely filed, all taxes required to be paid with respect to the periods covered by any such returns have been timely paid (including any taxes owed on behalf of any third person) and there are no liens for taxes BLive Assets.

4.10.  Transferred Employees. The Transferred Employees have entered into the Transferred Employee Offer Letters.

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

4.11.  Accredited Investors. Petroleum Corp represents and warrants and the person signing on its behalf represent and warrant that either: (a) all owners of equity interests in Petroleum Corp. each: (i) have a personal net worth or joint net worth with his spouse in excess of $1,000,000, or (ii) have individual income (not joint income with his spouse) in excess of $200,000 in each of the two most recent years or joint income with his spouse in excess of $300,000 in each of those years and (in either case) has a reasonable expectation of reaching the same income level in the current year, and he has no reason to anticipate any change in personal circumstances, financial or otherwise, that may cause or require any resale of their respective PP Shares or the shares or warrants issued in connection with Article 2 or (ii) Petroleum Corp. otherwise qualifies as an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Purchasers may rely on the foregoing statement to the extent necessary. Seller makes no representation or warranty regarding this Paragraph 4.11.

4.12.  Employee Benefit Plans. As of the Closing there will either (i) be no outstanding commitments, payments or obligations owed to any Transferred Employee associated with any employee benefit plans of BLive or Infobuild, or (ii) if there are any such commitments, payments or obligations, they will be assumed by BLive.

4.13.  Registered Broker. Forte represents and warrants that Forte is receiving 150,000 shares of Common Stock of the Company as an M&A advisory fee and confirms that it is not a registered broker as that term is defined in the Securities Exchange Act of 1934. Seller makes no representation or warranty regarding this Paragraph 4.13.

4.14.  Representations and Warranties. Except for Section 4.12, the Representations and Warranties set out in this Article 4 are made as of the date hereof and will be deemed to have been made as of the Closing Date.

4.15.  Full Disclosure. No representation or warranty of the Seller contained in this Agreement, and nothing set forth herein or in the Exhibits and Schedules attached hereto, or in any document furnished or to be furnished to the Purchaser at the Closing, or in any other information or materials delivered by the Seller or Infobuild to the Purchaser (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE 5.

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser makes the following representations and warranties to the Seller, which representations and warranties shall survive the execution and delivery of this Agreement and are true and correct as of the Closing Date:

5.1.  Status. Purchaser is a corporation with full power (corporate or otherwise) and authority to enter into this Agreement and execute all documents required hereunder.

5.2.  Authority. The execution of this Agreement by Purchaser and the performance of the transactions contemplated hereby including the issuance of the shares, have been duly authorized by the board of directors of Purchaser. This Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms. When issued to Petroleum Corp. the shares will be duly and validly issued, and fully paid and nonassessable and will have been issued in compliance with the securities laws of the United States and the applicable states.

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

5.3.  Unregistered Securities. Purchaser acknowledges that the Shares being purchased pursuant to this Agreement are being sold in a transaction that has not been registered under the Securities Act.

5.4.  Review of Tribeworks. The Purchaser has made available to Seller and Petroleum Corp. its periodic reports filed with the Securities and Exchange Commission.

5.5.  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which Purchaser is bound or to which any assets of any Purchaser is subject.

5.6.  Litigation. There are currently no pending or, to the knowledge of the Purchaser, threatened lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations or inquiries (including, without limitation, grand jury subpoenas) (collectively, “Litigation”) by any individual, corporation, partnership, governmental body or other entity (collectively, a “Person”) against Purchaser that would result in a material adverse effect to Purchaser.

5.7.  Taxes. To the best of Purchaser’s knowledge, all federal, state, local and other tax returns, notices and reports (including income, property, sales, use, franchise, withholding, single business, social security and unemployment tax returns) required to be filed by Purchaser have been accurately prepared and duly and timely filed, all taxes required to be paid with respect to the periods covered by any such returns have been timely paid (including any taxes owed on behalf of any third person) and there are no liens for taxes.

5.8.  Full Disclosure. No representation or warranty or other statement contained in this Agreement or made in connection with the purchase of shares, and nothing set forth herein or in the Exhibits and Schedules attached hereto, or in any document furnished or to be furnished to the Seller at the Closing, or in any other information or materials delivered by Purchaser to the Seller (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE 6.

INDEMNIFICATION

6.1.  Indemnification of Purchasers.

6.1.1.  The Seller shall indemnify and hold the Purchaser harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, that Purchaser may suffer or incur as a result of or relating to the breach of any representation or warranty made by the Seller in this Agreement or pursuant hereto (“Losses”).

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

6.1.2.  Indemnification of Purchasers. The Seller and Petroleum Corp. shall indemnify and hold the Purchaser harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, that Purchaser may suffer or incur as a result of or relating to the breach of any representation or warranty made by the Seller in this Agreement or pursuant hereto (“Losses”), provided that 1) Petroleum Corp.’s liability under this Section 6.1 shall be limited to losses resulting from third party claims against Tribeworks and 2) the maximum of Petroleum Corp.’s liability in regards under this Section 6.1 and under the “Escrow Agreement”, in substantially the same form attached as Exhibit D in aggregate shall not exceed the value of the PP Shares (intitially 300,000) held in escrow.

6.2.  Indemnification of Seller. Purchaser shall indemnify and hold the Seller and Petroleum Corp. harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees, that Seller or Petroleum Corp. may suffer or incur as a result of or relating to:

6.2.1.  the breach of any representation or warranty made by Purchaser in this Agreement or pursuant hereto;

6.2.2.  the breach of any covenant or agreement made by Purchaser in this Agreement or pursuant hereto or a violation of law; or

6.2.3.  any claim for brokers’ or finders’ fees or agents’ commissions arising from or through Purchaser or any of its affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement;

Purchaser’s liability under this Agreement shall not exceed the value of three hundred thousand (300,000) shares of Common Stock

6.3.  Survival. The representations and warranties of the Seller, Petroleum Corp. and the Purchaser made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the one-year anniversary of the Closing Date; provided, that: (a) if the violation of any representation or warranty would constitute a violation of law, such representation or warranty will survive until 30 days after expiration of the statute of limitations applicable to such violation (including any extension of such statute of limitations agreed to by the Sellers); and (b) any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 6.1 or 6.2 will survive until such claim is finally resolved if Purchaser notifies the Sellers, or if the Sellers notify the Purchaser, as applicable, of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 6.1 or 6.2 based on the breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder. The covenants and agreements of Seller, Petroleum Corp. and the Purchaser made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

6.4.  Notice. Any party entitled to receive indemnification under this Article 6 (the “Indemnified Party”) agrees to give prompt written notice to the party or parties required to provide such indemnification (the “Indemnifying Parties”) upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (each, a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article 6 except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

6.5.  Defense of Claims.

6.5.1.  The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; (b) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (c) the Claim does not relate to the Indemnified Party’s relationship with any customer, employee or contractor.

6.5.2.  If the conditions of Section 6.5.1 are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (a) the Indemnifying Party will not be liable for any settlement of such Claim effected by the Indemnified Party without the Indemnifying Party’s consent, which consent will not be unreasonably withheld; (b) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (c) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (i) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (ii) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

6.5.3.  If the conditions of Section 6.5.1 are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise, or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

ARTICLE 7.

MISCELLANEOUS

7.1.  Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and (a) hand delivered, (b) transmitted by facsimile, or (c) sent by certified mail, return receipt requested, postage prepaid, addressed as shown below, or to such other address as the party concerned may substitute by written notice to the other. All notices hand delivered or transmitted by facsimile shall be deemed received on the date of delivery. All notices forwarded by mail shall be deemed received on a date three (3) days immediately following date of deposit in the U.S. Mail; provided, however, the return receipt indicating the date upon which all notices were received shall be prima facie evidence that such notices were received on the date on the return receipt.

If to Purchaser:	Tribeworks, Inc. 2001 152nd Avenue NE Redmond, Washington 98052 Attn: Peter B. Jacobson, CEO Facsimile: (425) 818-8832

With a copy (which shall not constitute notice) to:

Hughes & Luce, LLP 1717 Main Street, Suite 2800 Dallas, Texas 75201 Attn: I. Bobby Majumder, Partner Facsimile: (214) 939-5849

If to the Seller:	BLive Networks Inc 51 Bayview Drive, Point Roberts, WA 98281, USA, Attn: Stephen Fowler Facsimile: (360) 945-2112

With a copy (which shall not constitute notice) to:

Garvey Schubert Barer 1191 Second Avenue Eighteenth Floor Seattle, Washington 98101-2939 Attn: Gary Swearingen Facsimile: (206) 464 0125

If to Petroleum Corp.:	Petroleum Corporation of Canada Limited 2800, 715-5 Avenue SW Calgary Alberta, T2P 2X6 Attn: Dennis Nerland, Secretary Facsimilie: (403) 299-9601

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

With a copy (which shall not constitute notice) to:

Shea, Nerland, Calnan LLP 2800, 715-5 Avenue SW, Calgary Alberta, T2P 2X6 Attn: Dennis Nerland Facsimilie: (403) 299-9601

If to Indemnitor:	Forte Finance Limited 192 Old Bakery Road Valleta, Malta VLT 08 Attn: Stephen Fowler Facsimile: (360) 945-2112

The addresses and addressees may be changed by giving notice of such change in the manner provided herein for giving notice. Unless and until such written notice is received, the last address and addressee given shall be deemed to continue in effect.

7.2.  Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party.

7.3.  Public Announcements. Neither party shall make any public announcement or press release concerning this Agreement nor the transactions contemplated hereby except as may be mutually agreed upon by the parties in writing; provided, however, that the Purchaser shall be permitted to make any disclosure required pursuant to applicable securities laws.

7.4.  GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

7.5.  Drafting. The language in all parts of this Agreement will be interpreted, in all cases, according to its fair meaning and not for or against any party hereto. Each party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

7.6.  Amendment and Waiver. This Agreement may not be amended except in a writing executed by all parties. Waiver of a term of this Agreement shall not affect any other term or subsequent performance of the waived term.

7.7.  Relationship of the Parties. This Agreement shall not create any relationship between the parties except as expressly stated herein.

7.8.  Prior Representations. No party is relying on any prior representation, agreement or action in executing this Agreement unless so stated herein.

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

7.9.  Successors and Assigns. This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7.10.  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.11.  Arbitration. Any controversy arising out of, or relating to, this Agreement or a breach, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its rules. A judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction. The initiating party shall give written notice to the other party of its decision to arbitrate by providing a specific statement setting forth the nature of the dispute, the amount involved, the remedy sought, and the hearing locale requested. The initiating party shall be responsible for all filing requirements and the payment of any fees according to the rules of the applicable regional office of the American Arbitration Association. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, all of its costs and expenses including attorneys’ fees, arbitrator’s fees, and out-of-pocket expenses of any kind. The consideration of the parties to be bound by arbitration is not only the waiver of access to determination by a court and/or jury, but also the waiver of any rights to appeal the arbitration finding. Arbitration shall take place in Redmond, Washington.

7.12.  Name Changes. No later than the fifth (5th) business day following the Closing, BLive will file all documents necessary to change its name (including any dba’s and including qualifications in all jurisdictions) to a name bearing no similarity to “BLive Networks Inc.” (the “BLive Name Change”). No later than the fifth (5th) business day after the BLive Name Change, Infobuild will file all documents necessary to change its name (including any dba’s and including qualifications in all jurisdictions) to “BLive Networks Inc.” if available in the applicable jurisdiction (including any dba’s and including qualifications in all jurisdictions.) Following the BLive Name Change, Seller will also open a bank account in the new name of BLive to be owned and controlled by Purchaser.

7.13.  Further Assurances. At or after the Closing, and without further consideration, the Seller and Byrne will execute and deliver to Purchaser such further instruments of conveyance and transfer, and take such other action, as Purchaser may reasonably request in order more effectively to convey and transfer the BLive Assets to Purchaser and to put Purchaser in operational control of the BLive Assets, for aiding, assisting, collecting and reducing to possession any of the BLive Assets and exercising rights with respect thereto or for fulfilling the obligations of the Seller and Byrne.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

BLIVE STOCK AND ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this instrument as of the date first written above.

SELLER:

BLIVE NETWORKS INC.,

By:
Name:
Title:

PETROLEUM CORP.:

PETROLEUM CORPORATION OF CANADA LIMITED

By:
Name:
Title:

FORTE:

FORTE FINANCE LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]

PURCHASER:

TRIBEWORKS, INC.

By:
Name: Peter B. Jacobson Title: Chief Executive Officer

[SIGNATURE PAGE TO STOCK AND ASSET PURCHASE AGREEMENT]

EXHIBIT A

Transferred Employee Offer Letter

EXHIBIT B

Bill of Sale

EXHIBIT C

Tribeworks Registration Rights Agreement

EXHIBIT D

Escrow Agreement

EXHIBIT E

Officer’s Certificate

EXHIBIT F

Intentionally Omitted

EXHIBIT G

Tribeworks Subscription Agreement

EXHIBIT H

Warrant

EXHIBIT I

Transferred Employees

EXHIBIT J

BLive Shareholders

EXHIBIT K

Assignment of Trademarks

Exhibit L

Warrant Subscription Agreement

SCHEDULE A

Balance Sheet of BLive Networks Inc. at December 31, 2006

SCHEDULE B

BLive Networks Inc. Book Asset Detail at December 31, 2006

SCHEDULE 4.5

BLive Bank Accounts

SCHEDULE 5.4

Infobuild Bank Accounts

SCHEDULE 5.5(a)

Unaudited Financial Statements of BLive Networks Inc at December 31, 2006

SCHEDULE 5.5(b)

Unaudited Financial Statements of Infobuild Networks (Canada) Inc at December 31, 2006